Exhibit 3.1

DOMINION ENERGY SOUTH CAROLINA, INC.
AMENDED AND RESTATED
ARTICLES OF INCORPORATION

ARTICLE I
NAME

1.1 The name of the corporation is Dominion Energy South Carolina, Inc. (hereinafter referred to as the “Company”).

ARTICLE II
PURPOSE

2.1 The Company is organized to manufacture, generate, transmit, distribute, purchase and sell, both at wholesale and at retail, electricity and gas, to engage in any lawful business not required by the South Carolina Business Corporation Act of 1988, as amended from time to time, to be stated in these Articles of Incorporation, and shall enjoy all of the powers set forth in the charter or articles of incorporation, as amended, of each and every other predecessor.

ARTICLE III
AUTHORIZED SHARES

3.1 Number and Designation.  The Company is authorized to issue two classes of shares designated, respectively, as “common shares” and “preferred shares.” The total number of shares that the Company has authority to issue is 70,000,000, consisting of (i) 20,000,000 preferred shares (“Preferred Shares”) and (ii) 50,000,000 common shares (“Common Shares”). The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

(i) Common Shares.

(a) No Par Value. The Common Shares shall not have a par value.

(b) Distribution Rights. Holders of Common Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis. The rights of the holders of Common Shares to receive distributions are subject to the rights of any Preferred Shares then outstanding.

(c) Voting Rights. Except as otherwise provided in these Articles of Incorporation with respect to the Preferred Shares or as otherwise required by applicable law, the holders of Common Shares shall vote as a single class on all matters to be voted on by the shareholders of the Company, with each Common Share entitling its holder to one vote on each such matter except as provided by applicable law.

(d) Liquidation. Subject to the rights of any Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the number of Common Shares held by each of them.

(ii) Preferred Shares. Subject to any limitations prescribed by applicable law and the provisions of these Articles of Incorporation, the Board of Directors or its designee or designees may determine, in whole or part, the preferences, limitations and relative rights of one or more series of Preferred Shares before the issuance of any shares of that series.  Each such series must be given a distinguishing designation.  Before issuing any shares of a series of Preferred Shares, the Company must deliver to the South Carolina Secretary of State for filing articles of amendment or restated Articles of Incorporation providing for such series in accordance with applicable law.

The Board of Directors of the Company has designated the following series of Preferred Shares:

(a) Series A Nonvoting Preferred Shares.

(1) Number and Designation.  1,000 of the Preferred Shares shall constitute a series designated as “Series A Nonvoting Preferred Shares” (the “Series A Preferred Shares”).

(2) Rank.  The Series A Preferred Shares shall, with respect to distributions and rights on liquidation, dissolution and winding-up, rank: (A) on a parity with Common Shares and each other class and series of shares of the Company, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Shares as to distributions or rights on liquidation, dissolution and winding-up (collectively referred to as “Parity Securities”); and (B) junior to each class or series of shares of the Company, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Shares as to dividend rights and rights on liquidation, dissolution and winding-up of the Company.

(3) No Par Value.  The Series A Preferred Shares shall not have a par value.

(4) Distribution Rights.  Holders of Series A Preferred Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis.  The rights of the holders of Series A Preferred Shares to receive distributions are subject to the rights of each other series of Preferred Shares then outstanding.

(5) Voting Rights.  Except as otherwise required by applicable law, Series A Preferred Shares shall not entitle their holders to any voting rights with respect to the Company.

(6) Liquidation.  Subject to the rights of any other series of Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Series A Preferred Shares and Parity Securities in proportion to the number of Series A Preferred Shares and Parity Securities held by each of them.

3.2 Preemptive Rights.  The Company elects not to have preemptive rights except as otherwise expressly provided in these Articles of Incorporation.

ARTICLE IV
REGISTERED OFFICE AND REGISTERED AGENT

4.1 The name of the Company’s registered agent is Corporation Service Company.  The Company’s registered office address, which is the business address of the registered agent, is 1703 Laurel Street, Columbia, South Carolina 29201.  The registered office is physically located in the County of Richland.

ARTICLE V
LIMIT ON LIABILITY AND INDEMNIFICATION

5.1 Definitions.  For purposes of this Article the following definitions shall apply:

 (i)  “Company” means the Company and no other predecessor entity or other legal entity;

 (ii)  “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(iii)  “liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(iv)  “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

 (v)  “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Company in a merger or otherwise; and

 (vi)  “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

5.2 Limit on Liability.  In every instance in which the South Carolina Business Corporation Act of 1988, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Company shall not be liable to the Company or its shareholders.

5.3 Indemnification of Directors and Officers.  The Company shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Company) because such individual is or was a director or officer of the Company or because such individual is or was serving the Company, or any other legal entity in any capacity at the request of the Company while a director or officer of the Company, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual’s willful misconduct, or knowing violation of the criminal law.  Service as a director or officer of a legal entity controlled by the Company shall be deemed service at the request of the Company.  The determination that indemnification under this Section 5.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 5.4 of this Article; provided, however, that if a majority of the directors of the Company has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person.  Unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.  Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s ability to make repayment.  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification.  The Company is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 5.3.

5.4 Indemnification of Others.  The Company may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 5.3, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Company, and may contract in advance to do so.  The determination that indemnification under this Section 5.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law.  No person’s rights under Section 5.3 of this Article shall be limited by the provisions of this Section 5.4.

5.5 Miscellaneous.  The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person’s heirs, executors and administrators.  Special legal counsel selected to make determinations under this Article may be counsel for the Company.  Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Company and indemnification under policies of insurance purchased and maintained by the Company or others.  However, no person shall be entitled to indemnification by the Company to the extent such person is indemnified by another, including an insurer.  The Company is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Company or any other legal entity at the request of the Company regardless of the Company’s power to indemnify against such liability.  The provisions of this Article shall not be deemed to preclude the Company from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above.  If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

5.6 Amendments. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

5.7 Prior Rights. The amendment and restatement of these Articles of Incorporation shall not reduce or eliminate any rights relating to (i) exculpation of directors, (ii) limitation of liability of directors and officers, (iii) advancement of expenses or (iv) indemnification that were provided prior to the effective time of the merger pursuant to that certain Agreement and Plan of Merger, dated as of January 2, 2018 by and among Dominion Energy, Inc., Sedona Corp. and SCANA Corporation (“SCANA”), the Company’s parent (the “Merger Agreement”), by SCANA to any then-current or former director or officer of SCANA or its subsidiaries.  The Company will not amend, replace or otherwise modify provisions relating to item (i)-(iv) in the preceding sentence, except for in compliance with Section 5.08(b) of the Merger Agreement.

ARTICLE VI
DIRECTORS

6.1 The number of directors of the Company shall be fixed by the bylaws.